Exhibit 99.1

Press Release June 29, 2018

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Completes Acquisition of CSN Heartland Flat Roll Operations

FORT WAYNE, INDIANA, June 29, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced the completion of the acquisition of Heartland Steel Processing, LLC (formerly known as Companhia Siderurgica Nacional, LLC) (“Heartland”).  Located in Terre Haute, Indiana, Heartland produces various types of higher-margin, flat roll steel by further processing hot roll coils into pickle and oil, cold roll, and galvanized products.  As previously announced, the purchase price for Heartland was $400 million in cash, inclusive of $60 million of normalized working capital, and subject to customary transaction purchase price adjustments. The transaction was funded with available cash, with an expectation of near-term earnings and cash flow per share accretion.

“We enthusiastically welcome the employees and existing customers of Heartland into the Steel Dynamics family,” stated Mark D. Millett, President and Chief Executive Officer. “The successful completion of the Heartland acquisition represents another step toward one of our growth initiatives, to further increase value-added product and market diversification.  We believe Heartland, together with our Midwest flat roll operations, will provide numerous synergies and a tremendous amount of operating flexibility and optionality.  We look forward to bringing this strategy to fruition.”

The acquisition will expand Steel Dynamics’ annual flat roll steel shipping capacity to 8.4 million tons and total steel shipping capability to 12.4 million tons.  The additional exposure to lighter-gauge and greater width flat roll steel offerings will broaden the Company’s value-added product portfolio, enhancing Steel Dynamics position as a leading North American steel producer.

Heartland Overview

Heartland has the annual capability to produce 1.0 million tons of cold roll steel, with galvanizing capacity of 360,000 tons.  Heartland is comprised of a continuous pickle line, a cold mill, and a galvanizing line.  The equipment has been upgraded, well-maintained, and is in excellent operating condition.  Historically, Heartland has been operated at low utilization, primarily focusing on galvanized products.  Future plans are to utilize the full capacity of the facility, providing high quality cold roll, pickle and oil, and galvanized products.  The geographic proximity to Steel Dynamics’ other flat roll operations and certain fabrication locations provides opportunities related to logistics and production efficiencies throughout the supply chain and customer network.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,”

“estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuation in the cost of key raw materials and supplies (including steel scrap, iron units, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500